                                                                      Exhibit 16

[LOGO]      [LETTERHEAD OF LESLEY, THOMAS, SCHWARZ & POSTMA, INC.]



April 9, 1996



United States Securities & Exchange Commission
Mail Stop 7-2
Washington, D.C. 20549

Re:      Bikers Dream, Inc.

Gentlemen:

We have reviewed the disclosures included in an 8-KA dated April 9, 1996 to be filed by Bikers Dream, Inc. regarding a change of accountants from this firm to Coopers & Lybrand, LLP on December 1, 1995.

We agree with the statements contained therein.

There were no disagreements preceding the dismissal of Lesley, Thomas, Schwarz & Postma, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.